Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.
	(972) 543-8207	(972) 543-8123

Meritage Homes Announces Repurchase of One Million Shares of Stock
and Resignation of John Landon as Director

Scottsdale, Arizona (June 15, 2006) — Meritage Homes Corporation (NYSE: MTH) today announced the Company’s repurchase of one million shares of stock from John R. Landon, and his resignation from the Company’s board of directors, effective today. Meritage had previously announced Mr. Landon’s resignation as co-chairman and co-CEO of Meritage Homes on May 18, 2006, with the appointment of Steven J. Hilton as sole chairman and chief executive officer.

The stock repurchase was approved by members of the board who had no direct interest in the transaction and was supported by a fairness opinion from JMP Securities LLC.

The negotiated purchase price of $52.19 per share was based on the $50.18 closing price of Meritage Homes’ stock on Friday, June 9, 2006, plus a four percent premium. This price represents a 9.6% discount to the 30-day moving average on that date.

The shares were purchased under the Company’s existing $100 million stock repurchase authorization from Meritage’s board of directors, of which $86 million remained prior to this transaction.

“We believe this transaction was in the best interest of our stockholders, allowing us to reduce our outstanding shares while simultaneously reducing John’s ownership position in Meritage by about half,” said Meritage Chairman Steven J. Hilton. “With this transaction, we have returned nearly $116 million to our shareholders by repurchasing more than seven percent of our outstanding common stock in the past nine months.”

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 13th largest homebuilder in the U.S. and has been perennially included on Forbes’ “Platinum 400 - Best Big Companies in America”, the Fortune 1000 and Fortune’s “Fastest Growing Companies in America” lists, and the S&P SmallCap 600 Index. Meritage operates in fast-growing states of the southern and western United States, including six of the top 10 single-family housing markets in the country, and has reported 18 consecutive years of record revenue and net earnings. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

# # #